                                                                    Exhibit 10.1


--------------------------------------------------------------------------------




                          SECURITIES PURCHASE AGREEMENT


                                      among


                               TICKETS.COM, INC.,


                      GENERAL ATLANTIC PARTNERS, 74, L.P.,


                       GAP COINVESTMENT PARTNERS II, L.P.


                                       and


                                  GAPSTAR, LLC










                            ------------------------

                              Dated: March 15, 2002

                            ------------------------





--------------------------------------------------------------------------------

                                Table of Contents


                                                                           Page
                                                                           ----
ARTICLE I DEFINITIONS ...............................................       1
      1.1     Definitions ...........................................       1

ARTICLE II PURCHASE AND SALE OF PREFERRED STOCK AND WARRANTS ........       8
      2.1     Purchase and Sale of Preferred Stock ..................       8
      2.2     Certificates of Designations ..........................       8
      2.3     Use of Proceeds .......................................       8
      2.4     Deliveries on the Date Hereof by the Company ..........       8
      2.5     Deliveries on the Date Hereof by the Purchasers .......      10
      2.6     Closing ...............................................      10
      2.7     Notice of Issuance to Stockholders ....................      10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY ...........      10
      3.1     Corporate Existence and Power .........................      11
      3.2     Authorization; No Contravention .......................      11
      3.3     Governmental Authorization; Third Party Consents ......      11
      3.4     Binding Effect ........................................      12
      3.5     Litigation ............................................      12
      3.6     Compliance with Laws ..................................      12
      3.7     Capitalization ........................................      13
      3.8     No Default or Breach; Contractual Obligations .........      14
      3.9     SEC Documents; Financial Statements ...................      15
      3.10    No Material Adverse Change; Ordinary Course of Business      15
      3.11    Taxes .................................................      16
      3.12    Private Offering ......................................      16
      3.13    Employee Benefit Plans ................................      16
      3.14    Change of Control Payments ............................      17
      3.15    Liabilities ...........................................      17
      3.16    Intellectual Property .................................      18
      3.17    Privacy of Customer Information .......................      20
      3.18    Environmental Matters .................................      20
      3.19    Broker's, Finder's or Similar Fees ....................      20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS .........      20
      4.1     Existence and Power ...................................      20
      4.2     Authorization; No Contravention .......................      20
      4.3     Governmental Authorization; Third Party Consents ......      21
      4.4     Binding Effect ........................................      21
      4.5     Purchase for Own Account ..............................      21
      4.6     Restricted Securities .................................      22
      4.7     Broker's, Finder's or Similar Fees ....................      22
      4.8     Accredited Investor ...................................      22

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
                                                                           Page
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ARTICLE V INDEMNIFICATION ...........................................      22
      5.1     Indemnification .......................................      22
      5.2     Notification ..........................................      23
      5.3     Contribution ..........................................      24

ARTICLE VI AFFIRMATIVE COVENANTS ....................................      24
      6.1     Conduct of Business of the Company ....................      24
      6.2     No Solicitation .......................................      25
      6.3     Reasonable Efforts ....................................      25
      6.4     Reservation of Common Stock ...........................      25
      6.5     NASDAQ Listing ........................................      26
      6.6     Insurance .............................................      26
      6.7     Tax Reporting .........................................      26
      6.8     Books and Records .....................................      26
      6.9     Back-ups of Computer Software .........................      26
      6.10    Inspection ............................................      26
      6.11    Board of Directors ....................................      26

ARTICLE VII MISCELLANEOUS ...........................................      27
      7.1     Survival of Representations and Warranties ............      27
      7.2     Notices ...............................................      27
      7.3     Successors and Assigns; Third Party Beneficiaries .....      28
      7.4     Amendment and Waiver ..................................      28
      7.5     Counterparts ..........................................      29
      7.6     Headings ..............................................      29
      7.7     GOVERNING LAW .........................................      29
      7.8     Severability ..........................................      29
      7.9     Rules of Construction .................................      29
      7.10    Entire Agreement ......................................      29
      7.11    Fees ..................................................      29
      7.12    Publicity; Confidentiality ............................      29
      7.13    Further Assurances ....................................      30


EXHIBITS
--------
A           Form of Warrant
B           Amended and Restated Bylaws
C           Form of Certificate of Designations
D           Amended and Restated Certificate of Incorporation
E           Form of Amended and Restated Registration Rights Agreement
F           Form of Brobeck Phleger & Harrison LLP Opinion Delivered on
                 the date hereof
G           Form of Brobeck Phleger & Harrison LLP Opinion Delivered on
                 the Closing Date


SCHEDULES

2.1         Purchased Shares, Warrants and Purchase Price

2.4(h)      Waivers of Change of Control Contracts
3.1(a)      Corporate Existence
3.1(c)      Due Qualification
3.2         Execution, Delivery and Performance
3.3         Authorizations and Consents
3.5         Litigation
3.7(a)      Options, Warrants, Conversion Privileges, Subscription or
                  Purchase Rights
3.7(b)      List of Subsidiaries and their Equity Holders
3.7(c)      NASDAQ Listing Compliance
3.8(a)      Contractual Obligations
3.8(b)      Change of Control Contracts
3.10(a)     Material Adverse Change in Condition of Company
3.10(b)     Material Transactions
3.13        Employee Benefit Plans
3.14        Change of Control Payments
3.16(a)(ii) Intellectual Property Orders and Threatened Litigation 3.16(a)(iv) Infringements by the Company of Intellectual Property of Others 3.16(a)(v) Intellectual Property Litigation
3.16(b)     Infringements of Intellectual Property of the Company
3.16(d)     Licenses or Other Agreements Requiring Material Royalty Payments

                          SECURITIES PURCHASE AGREEMENT


            SECURITIES PURCHASE AGREEMENT, dated March 15, 2002 (this "Agreement"), by and among Tickets.com, Inc., a Delaware corporation (the "Company"), General Atlantic Partners 74, L.P., a Delaware limited partnership ("GAP LP"), GAP Coinvestment Partners II, L.P., a Delaware limited partnership ("GAP Coinvestment"), and GapStar, LLC, a Delaware limited liability company ("GapStar" and, collectively with GAP LP and GAP Coinvestment, the "Purchasers").

            WHEREAS, upon the terms and conditions set forth in this Agreement, the Company proposes to issue and sell to each of the Purchasers (i) the aggregate number of shares of Series G Senior Cumulative Redeemable Convertible Participating Preferred Stock, par value $0.000225 per share (the "Preferred Stock"), of the Company set forth opposite such Purchaser's name on Schedule 2.1 hereto and (ii) a warrant (each a "Warrant" and all of the Warrants so issued, the "Warrants") to purchase, subject to the terms and conditions thereof, the aggregate number of shares of Common Stock (subject to adjustment) set forth opposite such Purchaser's name on Schedule 2.1 hereto, at an exercise price of $2.36 per share (subject to adjustment), containing the terms and conditions set forth in the form of warrant attached hereto as Exhibit A, each of (i) and (ii) together for the aggregate purchase price set forth opposite such Purchaser's name on Schedule 2.1 hereto; and

            WHEREAS, each share of Preferred Stock is convertible (subject to adjustment) into one share, par value $0.000225 per share, of common stock of the Company (the "Common Stock").

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

            1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

            "Affiliate" shall mean any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act. In addition, the following shall be deemed to be Affiliates of GAP Coinvestment, GAP LP and GapStar: (a) GAP LLC, the members of GAP LLC, the limited partners of GAP Coinvestment, the limited partners of GAP LP and the members of GapStar; (b) any Affiliate of GAP LLC, the members of GAP LLC, the limited partners of GAP Coinvestment or GAP LP and the members of GapStar; and (c) any limited liability company or partnership a majority of whose members or partners, as the case may be, are members or former members of GAP LLC or consultants or key employees of General

Atlantic Service Corporation, a Delaware corporation and an Affiliate of GAP LLC. In addition, GAP LP, GAP Coinvestment and GapStar shall be deemed to be Affiliates of one another.

            "Agreement" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

            "Alternative Proposal" shall mean (a) any offer or proposal, or any indication of interest in making an offer or proposal, made by any "person" or "group" (as such terms are used for purposes of Section 13(d)(3) of the Exchange
Act) at any time (i) which is structured to permit such person or group to acquire beneficial ownership of at least ten percent (10%) of the assets of the Company and its Subsidiaries taken as a whole, or at least ten percent (10%) of the outstanding capital stock of the Company pursuant to a merger, consolidation, tender offer or other business combination, sale or purchase of capital stock or Stock Equivalents, sale of assets, tender offer or exchange offer or similar transaction or (ii) which involves the incurrence or assumption of Indebtedness by the Company or any of its Subsidiaries on a secured or unsecured basis of at least $5,000,000, including, in the case of clauses (i) and (ii) above, any single or multi-step transaction or series of related transactions, in each case other than the transactions with the Purchasers and
(b) any offer or proposal made in the context of a proxy contest with respect to clause (i) above.

            "Audit Committee" has the meaning set forth in Section 5.8 of this Agreement.

            "Board of Directors" means the Board of Directors of the Company.

            "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

            "Bylaws" means the Amended and Restated Bylaws of the Company in effect on the date hereof and the Closing Date and attached hereto as Exhibit B, as the same may be amended from time to time.

            "Certificate of Designations" means the Certificate of Designations with respect to the Preferred Stock adopted by a special committee of the Board of Directors and duly filed with the Secretary of State of the State of Delaware on or before the date hereof substantially in the form attached hereto as Exhibit C.

            "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Company in effect on the date hereof and the Closing Date and attached hereto as Exhibit D, as the same may be amended from time to time.

            "Change of Control Contracts" has the meaning set forth in Section 3.8(b) of this Agreement.

            "Claims" has the meaning set forth in Section 3.5 of this Agreement.

            "Closing" has the meaning set forth in Section 2.6 of this Agreement.

            "Closing Date" has the meaning set forth in Section 2.6 of this Agreement.

            "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

            "Commission" means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

            "Common Stock" has the meaning set forth in the recitals to this Agreement.

            "Commonly Controlled Entity" means any entity which is under common control with the Company within the meaning of Code section 414(b), (c), (m),
(o) or (t).

            "Company" has the meaning set forth in the preamble to this Agreement.

            "Company Plans" has the meaning set forth in Section 3.13 of this Agreement.

            "Condition of the Company" means the assets, business, properties, prospects, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

            "Contingent Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or
(d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

            "Contractual Obligations" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

            "Copyrights" means any foreign or United States copyright registrations and applications for registration thereof, and any non-registered copyrights.

            "Environmental Laws" means federal, state, local and foreign laws, principles of common laws, civil laws, regulations, and codes, as well as orders, decrees, judgments or injunctions, issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or public health and safety.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

            "Financial Statements" has the meaning set forth in Section 3.9 of this Agreement.

            "GAAP" means United States generally accepted accounting principles in effect from time to time.

            "GAP Coinvestment" has the meaning set forth in the preamble to this Agreement.

            "GAP LLC" means General Atlantic Partners, LLC, a Delaware limited liability company and the general partner of GAP LP and the managing member of GapStar, and any successor to such entity.

            "GAP LP" has the meaning set forth in the preamble to this Agreement.

            "GapStar" has the meaning set forth in the preamble to this Agreement.

            "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

            "Indebtedness" means, as to any Person, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (f) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (g) any Contingent Obligation of such Person.

            "Indemnified Party" has the meaning set forth in Section 5.1 of this Agreement.

            "Indemnifying Party" has the meaning set forth in Section 5.1 of this Agreement.

            "Intellectual Property" has the meaning set forth in Section 3.16 of this Agreement.

            "Internet Assets" means any Internet domain names and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

            "Knowledge" means the knowledge of the Company after due inquiry.

            "Liabilities" has the meaning set forth in Section 3.15 of this Agreement.

            "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences).

            "Losses" has the meaning set forth in Section 5.1 of this Agreement.

            "NASDAQ" means The Nasdaq Stock Market, Inc.

            "Note" has the meaning set forth in Section 2.1 of this Agreement.

            "Orders" has the meaning set forth in Section 3.2 of this Agreement.

            "Patents" means any foreign or United States patents and patent applications, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

            "Permits" has the meaning set forth in Section 3.6(b) of this Agreement.

            "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

            "Plan" means any employee benefit plan, arrangement, policy, program, agreement or commitment (whether or not an employee plan within the meaning of section 3(3) of ERISA), including, without limitation, any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan, whether oral or written, whether or not subject to ERISA, as to which the Company or any Commonly Controlled Entity has or in the future could have any direct or indirect, actual or contingent liability.

            "Preferred Stock" has the meaning set forth in the recitals to this Agreement.

            "Purchased Shares" has the meaning set forth in Section 2.1 of this Agreement.

            "Purchasers" has the meaning set forth in the preamble to this Agreement.

            "Registration Rights Agreement" means the Amended and Restated Registration Rights Agreement substantially in the form attached hereto as Exhibit E.

            "Requirements of Law" means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

            "Retiree Welfare Plan" means any welfare plan (as defined in Section 3(1) of ERISA) that provides benefits to current or former employees beyond their retirement or other termination of service (other than coverage mandated by Section 4980A of the Code, commonly referred to as "COBRA," the cost of which is fully paid by the current or former employee or his or her dependents).

            "SEC Documents" has the meaning set forth in Section 3.9 of this Agreement.

            "Securities" means the Purchased Shares and the Warrants.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

            "Series F Certificate of Designations" means the Certificate of Designations with respect to the Series F Preferred Stock adopted by the Board of Directors and duly filed with the Secretary of State of the State of Delaware on June 21, 2001.

            "Series F Preferred Stock" means the Series F Senior Cumulative Redeemable Preferred Stock, par value $0.000225 per share, of the Company.

            "Software" means any computer software programs, source code, object code, data and documentation, including, without limitation, any computer software programs that incorporate and run the Company's pricing models, formulae and algorithms.

            "Stock Equivalents" means any security or obligation which is by its terms, whether directly or indirectly, convertible into or exchangeable or exercisable for shares of Common Stock or other capital stock of the Company, and any option, warrant or other subscription or purchase right with respect to Common Stock or such other capital stock.

            "Stock Option Plan" means (a) the 1999 Stock Incentive Plan of the Company and (b) the 2001 Stock Option Plan of the Company, pursuant to which up to 2,630,817 shares of restricted stock and options to purchase shares of Common Stock have been reserved and available for grant to officers, directors, employees and consultants of the Company.

            "Subsidiaries" means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

            "Taxes" means any federal, state, provincial, county, local, foreign and other taxes (including, without limitation, income, profits, windfall profits, alternative, minimum, accumulated earnings, personal holding company, capital stock, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustments related to any of the foregoing.

            "Trade Secrets" means any trade secrets, research records, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

            "Trademarks" means any foreign or United States trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

            "Transaction Documents" means, collectively, this Agreement, the Warrants, the Certificate of Designations and the Registration Rights Agreement.

            "Warrant Shares" has the meaning set forth in Section 2.1 of this Agreement.

            "Warrants" has the meaning set forth in the recitals to this Agreement.

                                   ARTICLE II

                PURCHASE AND SALE OF PREFERRED STOCK AND WARRANTS

            2.1 Purchase and Sale of Preferred Stock. Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, agrees to purchase from the Company, on the Closing Date, (i) the aggregate number of shares of Preferred Stock set forth opposite such Purchaser's name on Schedule 2.1 hereto (all of the shares of Preferred Stock being purchased pursuant hereto being referred to herein as the "Purchased Shares"), and (ii) a Warrant to purchase the aggregate number of shares of Common Stock set forth opposite such Purchaser's name on Schedule 2.1 hereto (all of the shares of Common Stock issuable upon the exercise of the Warrants being purchased pursuant hereto being referred to herein as the "Warrant Shares"), together for the aggregate purchase price set forth opposite such Purchaser's name on Schedule 2.1 hereto.

            2.2 Certificates of Designations. The Purchased Shares shall have the preferences and rights set forth in the Certificate of Designations.

            2.3 Use of Proceeds. The Company shall use the proceeds from the sale of the Securities to the Purchasers (a) first, to repay any indebtedness owed by the Company to GAP LP or any of its Affiliates and (b) second, to fund the Company's working capital.

            2.4 Deliveries on the Date Hereof by the Company. On the date hereof, the Company shall deliver to each Purchaser the following:

                  (a) Secretary's Certificate. The Company shall deliver to the Purchasers a certificate from the Company, in form and substance satisfactory to the Purchasers, dated the date hereof and signed by the Secretary or an Assistant Secretary of the Company, certifying (a) that the Company is in good standing with the Secretary of State of the State of Delaware, (b) that the attached copies of the Certificate of Incorporation, the Bylaws and resolutions of the Board of Directors of the Company approving this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, are all true, complete and correct and remain unamended and in full force and effect and (c) as to the incumbency and specimen signature of each officer of the Company executing this Agreement, the Warrants, the other Transaction Documents and any other document delivered in connection herewith on behalf of the Company.

                  (b) Filing of Certificate of Designations. The Company shall deliver to the Purchasers written evidence, in form and substance reasonably satisfactory to the Purchasers, of the filing of the Certificate of Designations with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware.

                  (c) Registration Rights Agreement. The Company and each of the Major Stockholders (as defined in the Registration Rights Agreement) shall deliver to the Purchasers the executed Registration Rights Agreement.

                  (d) Opinion of Counsel. The Company shall deliver to the Purchasers an opinion of Brobeck, Phleger & Harrison LLP, dated the date hereof, relating to the transactions contemplated by or referred to herein, substantially in the form attached hereto as Exhibit F.

                  (e) Nasdaq Waiver. The Company shall deliver to the Purchasers a written exemption from NASDAQ, in form and substance reasonably satisfactory to the Purchasers, from the stockholder approval requirement of Nasdaq Marketplace Rule 4350, in connection with the sale and issuance of the shares of Preferred Stock, the Conversion Shares issuable upon conversion of the shares of Preferred Stock, the Warrants and the Warrant Shares, and the Company shall have complied with any conditions contained in such exemption in order to consummate the transactions contemplated hereby at the Closing. The Company shall have taken all reasonable steps necessary to ensure that the Conversion Shares issuable upon conversion of the Purchased Notes and exercise of the Warrants will have been accepted for listing on NASDAQ pending official notice of issuance.

                  (f) Good Standing Certificates. The Company shall deliver to the Purchasers a good standing certificates for the Company and each of its Subsidiaries for each of their respective jurisdictions of incorporation.

                  (g) Board of Directors. The Company shall deliver to the Purchasers written evidence, in form and substance satisfactory to the Purchasers, that the Bylaws have been amended to, among other things, increase the size of the Board of Directors to nine (9) members.

                  (h) Waiver of Change of Control Provisions. The Company shall deliver to the Purchasers written amendments or written waivers, in form and substance satisfactory to the Purchasers, from the parties to the Change of Control Contracts specified on Schedule 2.4(h), amending or waiving the effect of the consummation of the transactions contemplated by this Agreement (including the sale and issuance of the shares of Preferred Stock, the Conversion Shares issuable upon conversion of the shares of Preferred Stock, the Warrants and the Warrant Shares).

            2.5 Deliveries on the Date Hereof by the Purchasers. On the date hereof, each Purchaser shall deliver to the Company the executed Registration Rights Agreement.

            2.6 Closing. The closing of the sale and purchase of the Securities (the "Closing") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019, at 10:00 a.m., local time on March 25, 2002 (the "Closing Date"). On the Closing Date, the Company shall deliver to each Purchaser (a)(i) a certificate or certificates in definitive form and registered in the name of such Purchaser, representing its Purchased Shares and (ii) its Warrant, against delivery by each of the Purchasers to the Company of the aggregate purchase price therefor by wire transfer of immediately available funds and (b)(i) certificate from the Company, in form and substance satisfactory to the Purchasers, dated the Closing Date and signed by a senior executive officer, certifying that (x) the representations and warranties of the Company contained in Article 3 hereof are true and correct in all material respects at and on the Closing Date (except for such representations and warranties containing materiality or material adverse effect qualifications, which shall be true and correct in all respects) and (y) the Company has performed and complied in all material respects with all of the agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Company on or before the Closing Date; (ii) its executed Warrant, substantially in the form attached hereto as Exhibit A, and registered in the name of such Purchaser; and (iii) the opinion of Brobeck, Phleger & Harrison LLP, dated the Closing Date, relating to the transactions contemplated by or referred to herein, substantially in the form attached hereto as Exhibit G.

            2.7 Notice of Issuance to Stockholders. On the date hereof, the Company shall mail to each of its stockholders a notice, in form and substance reasonably satisfactory to the Purchasers, notifying them of the omission by the Company to seek the stockholder approval that, absent the exemption provided for by Nasdaq Marketplace Rule 4350(i)(2), would have been required pursuant to Nasdaq Marketplace Rule 4350 and indicating that the audit committee of the Company has expressly approved such omission to seek such stockholder approval.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to each of the Purchasers as follows:

            3.1 Corporate Existence and Power. Each of the Company and its Subsidiaries (a) is a corporation duly organized, validly existing and, except as set forth on Schedule 3.1(a), in good standing under the laws of the jurisdiction of its incorporation, (b) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is proposed to be, engaged,
(c) is duly qualified as a foreign corporation, licensed and, except as set forth on Schedule 3.1(c), in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the Condition of the

Company and (d) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents. No jurisdiction, other than those referred to in clause (c) above, has claimed, in writing or otherwise, that either the Company or any of its Subsidiaries is required to qualify as a foreign corporation or other entity therein, and neither the Company nor any of its Subsidiaries files any franchise, income or other tax returns in any other jurisdiction based upon the ownership or use of property therein or the derivation of income therefrom. Neither the Company nor any of its Subsidiaries owns or leases property in any jurisdiction other than its jurisdiction of incorporation and the jurisdictions referred to in clause (c) above.

            3.2 Authorization; No Contravention. Except as set forth on Schedule 3.2, the execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents and the transactions contemplated hereby and thereby (a) have been duly authorized by all necessary corporate action of the Company, (b) do not contravene the terms of the Certificate of Incorporation or the Bylaws or the certificate of incorporation, bylaws or other organizational documents of any of its Subsidiaries, (c) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any Contractual Obligation of the Company or its Subsidiaries or any Requirement of Law applicable to the Company or its Subsidiaries and (d) do not violate any judgment, injunction, writ, award, decree or order of any nature (collectively, "Orders") of any Governmental Authority against, or binding upon, the Company or its Subsidiaries. The approval of the transactions contemplated by this Agreement, the conversion of the shares of Preferred Stock into shares of Common Stock in accordance with the terms of the Certificate of Designations and the exercise of the Warrants for the Warrant Shares do not require the approval of the Company's stockholders under any Requirement of Law, including, without limitation, the rules and regulations of the NASDAQ.

            3.3 Governmental Authorization; Third Party Consents. Except as set forth in Schedule 3.3, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the sale, issuance and delivery of the Purchased Shares) by, or enforcement against, the Company of this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby.

            3.4 Binding Effect. This Agreement, the Certificate of Designations and the Registration Rights Agreement have been, and as of the Closing Date the Warrants will have been, duly executed and delivered by the Company, and this Agreement, the Certificate of Designations and the Registration Rights Agreement constitute, and as of the Closing Date the Warrants will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

            3.5 Litigation. Except as set forth on Schedule 3.5 or as disclosed in the SEC Documents, there are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, "Claims") pending or, to the Knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company or its Subsidiaries nor is the Company aware that there is any basis for any of the foregoing. The foregoing includes, without limitation, Claims pending or, to the Knowledge of the Company, threatened or any basis therefor known by the Company involving the prior employment of any of the employees of the Company or its Subsidiaries, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. No Order has been issued by any court or other Governmental Authority against the Company purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the other Transaction Documents.

            3.6 Compliance with Laws.

                  (a) The Company and its Subsidiaries are in compliance in all material respects with all Requirements of Law and all Orders issued by any court or Governmental Authority against the Company and such Subsidiaries in all respects. To the Company's Knowledge, there is no existing or proposed Requirement of Law which could reasonably be expected to prohibit or restrict the Company or its Subsidiaries from, or otherwise materially adversely effect the Company or its Subsidiaries in, conducting their businesses in any jurisdiction in which they now conduct or propose to conduct such businesses.

                  (b) (i) The Company and its Subsidiaries have all material licenses, permits and approvals of any Governmental Authority (collectively, "Permits") that are necessary for the conduct of the business of the Company and its Subsidiaries; (ii) such Permits are in full force and effect; and (iii) no violations are or have been recorded in respect of any Permit.

                  (c) No material expenditure is presently required by the Company or its Subsidiaries to comply with any existing Requirement of Law or Order.

            3.7 Capitalization.

                  (a) On the date hereof and on the Closing Date, after giving effect to the transactions contemplated by this Agreement, the authorized capital stock of the Company shall consist of (i) 225,000,000 shares of Common Stock, (ii) 28,333,333 shares of Series F Preferred Stock, (iii) 8,474,576 shares of Preferred Stock and (iv) 8,192,091 shares of undesignated "blank check" preferred stock. As of the close of business on March 13, 2002, 7,444,705 shares of Common Stock were issued and outstanding and 28,333,333 shares of Series F Preferred Stock were issued and outstanding. On the date hereof and on the Closing Date, after giving effect to the transactions contemplated by this Agreement, one share of Series F Preferred Stock shall be convertible into the sum of (x)
0.2542 shares of Common Stock (subject to adjustment) plus (y) a number of shares of Common Stock equal to a fraction (I) the numerator of which is the amount of dividends accrued but not yet paid on such share of Series F Preferred Stock and (II) the denominator of which is the Conversion Price (as defined in the Series F Certificate of Designations). As of the date of this Agreement, the aggregate number of shares underlying options to purchase shares of Common Stock which may be issued under the Stock Option Plan is 2,630,817, of which 824,165 are available for future grant. The Company has reserved an aggregate of 40,000,000 shares of Common Stock for issuance upon conversion of the Purchased Shares and 1,800,000 shares of Common Stock for issuance upon exercise of the Warrants. Except as set forth on Schedule 3.7(a) or as disclosed in the SEC Documents and except for the Warrants, there are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding to purchase or otherwise acquire (i) any authorized but unissued, unauthorized or treasury shares of the Company's capital stock, (ii) any Stock Equivalents or (iii) any other securities of the Company and there are no commitments, contracts, agreements, arrangements or understandings by the Company to issue any shares of the Company's capital stock or any Stock Equivalents or other securities of the Company. The Securities are duly authorized, and when issued and sold to the Purchasers after payment therefor, will be validly issued, fully paid and non-assessable, will be issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws and will be free and clear of all other Liens. The shares of Common Stock issuable upon conversion of the Purchased Shares and exercise of the Warrants, when issued in compliance with the provisions of the Certificate of Designations and the Warrants (in the case of the Warrant Shares), will be validly issued, fully paid and non-assessable and not subject to any preemptive rights or similar rights that have not been satisfied and will be free and clear of all other Liens. All of the issued and outstanding shares of Common Stock and Preferred Stock are all duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws.

                  (b) Schedule 3.7(b) sets forth, as of the date hereof and the Closing Date, a true and complete list of (x) each of the Subsidiaries of the Company, (y) the percentage of the authorized shares of capital stock of such Subsidiary owned by the Company and (z) the stockholders of such Subsidiary and, opposite the name of each stockholder, the amount of all outstanding capital stock and Stock Equivalents owned by such stockholder. The Company owns all of the issued and outstanding capital stock of the Subsidiaries, free and clear of all Liens. All of such shares of capital stock are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws. Except as set forth on Schedule 3.7(b), there are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued, unauthorized or treasury shares of capital stock or other securities of, or any proprietary interest in, any of the Subsidiaries, and there is no outstanding security of any kind convertible into or exchangeable for such shares or proprietary interest. Except as set forth on

Schedule 3.7(b), neither the Company nor any of its Subsidiaries, owns any interest, or has a right to acquire any interest, in any Person that is not a Subsidiary.

                  (c) The Common Stock is currently listed for trading on the NASDAQ and (i) except as set forth on Schedule 3.7(c), the Company and the Common Stock meet the currently applicable criteria for continued listing and trading on NASDAQ, (ii) no suspension of trading in the Common Stock is in effect and (iii) the Company has delivered to NASDAQ all required notices.

            3.8 No Default or Breach; Contractual Obligations.

                  (a) Neither the Company nor any of its Subsidiaries have received notice of a default nor is in default under, or with respect to, any material Contractual Obligation nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. Except as described in the SEC Documents or as set forth on Schedule 3.8(a), neither the Company nor any of its Subsidiaries is a party to any Contractual Obligations, whether written or oral, (i) which involve an amount in excess of $100,000 or (ii) which are otherwise material to the Condition of the Company. All of such Contractual Obligations are valid, subsisting, in full force and effect and binding upon the Company and its Subsidiaries, as the case may be, and, to the Knowledge of the Company, the other parties thereto, and the Company and its Subsidiaries have paid in full or accrued all amounts due thereunder and have satisfied in full or provided for all of their liabilities and obligations thereunder. To the Knowledge of the Company, no other party to any such Contractual Obligation is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by such other party thereunder.

                  (b) Schedule 3.8(b) sets forth all Contractual Obligations to which the Company or any of its Subsidiaries are a party or to which their respective assets or properties are bound that contain a "change of control" or similar provision pursuant to which (i) payment or other obligations of the Company are accelerated or arise, (ii) termination rights arise or (iii) notice is required to be delivered, in each case upon the occurrence of a "change of control," upon the sale of the Purchased Shares, upon the conversion of the Purchased Shares into shares of Common Stock upon the issuance of the Warrants or the exercise of the Warrants for the Warrant Shares (the "Change of Control Contracts"). The Company has delivered to GAP LP true and complete copies of the Change of Control Contracts. Except as set forth on Schedule 3.8(b), no "change of control" or similar provision in any such Change of Control Contract shall be triggered by the consummation of the transactions contemplated by this Agreement, the conversion of the Purchased Shares into shares of Common Stock, the exercise of the Warrants for the Warrant Shares or any of the other Transaction Documents.

            3.9 SEC Documents; Financial Statements. Since November 3, 1999, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the Commission, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company (the "Financial Statements") included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto. The Financial Statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Purchasers which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

            3.10 No Material Adverse Change; Ordinary Course of Business. Since December 31, 2000, (a) except as set forth in Schedule 3.10(a), there has not been any material adverse change, nor is any such change reasonably expected, in the Condition of the Company, (b) except as set forth on Schedule 3.10(b), the Company and its Subsidiaries have not participated in any transaction material to the Condition of the Company or otherwise acted outside the ordinary course of business, including, without limitation, declaring or paying any dividend or declaring or making any distribution to its stockholders except out of the earnings of the Company and or its Subsidiaries, as the case may be, (c) the Company and its Subsidiaries have not increased the compensation of any of its officers or the rate of pay of any of its employees, except as part of regular compensation increases in the ordinary course of business, (d) the Company and its Subsidiaries have not created or assumed any Lien on a material asset of the Company and such Subsidiaries, (e) the Company and its Subsidiaries have not entered into any Contractual Obligation, other than in the ordinary course of business and (f) there has not occurred a material change in the accounting principles or practice of the Company or any of its Subsidiaries except as required by reason of a change in GAAP.

            3.11 Taxes. (a) The Company and its Subsidiaries have paid all Taxes which have come due and are required to be paid by them through the date hereof, and all deficiencies or other additions to Tax, interest and penalties owed by them in connection with any such Taxes, other than Taxes being disputed by the Company or its Subsidiaries in good faith for which adequate reserves have been made in accordance with GAAP; (b) the Company and its Subsidiaries have timely filed or caused to be filed all returns for Taxes that they are required to file on and through the date hereof (including all applicable extensions), and all such Tax returns are accurate and complete; (c) with respect to all Tax returns of the Company and its Subsidiaries, (i) there is no unassessed Tax deficiency proposed or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries and (ii) no audit is in progress with respect to any return for Taxes, no extension of time is in force with respect to any date on which any return for Taxes was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax; (d) all provisions for Tax liabilities of the Company and its Subsidiaries with respect to the Financial Statements have been made in accordance with GAAP, consistently applied, and all liabilities for Taxes of the Company and its Subsidiaries attributable to periods prior to or ending on the date hereof and the Closing Date have been adequately provided for on the Financial Statements; and (e) there are no Liens for Taxes on the assets of the Company and its Subsidiaries.

            3.12 Private Offering. No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer, sale or issuance of the Purchased Shares or the Warrants. No registration of the Purchased Shares, pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, will be required by the offer, sale or issuance of the Purchased Shares. The Company agrees that neither it, nor anyone acting on its behalf, shall offer to sell the Purchased Shares or any other securities of the Company so as to require the registration of the Purchased Shares pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, unless such Purchased Shares or other securities are so registered.

            3.13 Employee Benefit Plans.

                  (a) Schedule 3.13 hereto and the SEC Documents together list each Plan that the Company or any of its Subsidiaries maintain or to which the Company or any of its Subsidiaries contribute (the "Company Plans"). The Company and its Subsidiaries have no liability under any Plans other than the Company Plans. Except as set forth on Schedule 3.13, neither the Company nor its Subsidiaries nor any Commonly Controlled Entity maintains or contributes to, or has within the preceding six years maintained or contributed to, or may have any liability with respect to any Plan subject to Title IV of ERISA or Section 412 of the Code or any "multiple employer plan" within the meaning of the Code or ERISA. Each Company Plan (and related trust, insurance contract or fund) has been established and administered in accordance with its terms, and complies in form and in operation with the applicable requirements of ERISA and the Code and other applicable Requirements of Law. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Company Plan.

                  (b) No Claim with respect to the administration or the investment of the assets of any Company Plan (other than routine claims for benefits) is pending.

                  (c) Each Company Plan that is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

                  (d) No Company Plan is a Retiree Welfare Plan.

                  (e) There are no unfunded obligations under any Company Plan which are not fully reflected on the Financial Statements.

                  (f) The Company has no liability, whether absolute or contingent, including any obligations under any Company Plan, with respect to any misclassification of any person as an independent contractor rather than as an employee.

            3.14 Change of Control Payments. Neither the execution and delivery of this Agreement nor the transactions contemplated hereby will, except as set forth on Schedule 3.14, (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to, accelerate the time of payment or vesting of or increase the amount of compensation due to any director, officer, employee, former employee, consultant or former consultant of the Company or any of its Subsidiaries, under any Company Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) create a right to receive payments upon a subsequent termination of employment or (v) result in the acceleration of the time of payment of any of the Company's or any of its Subsidiary's accounts payable.

            3.15 Liabilities. The Company and its Subsidiaries do not have any direct or indirect obligation or liability (the "Liabilities") other than (a) Liabilities fully and adequately reflected in or reserved against on the Financial Statements and (b) Liabilities incurred since December 31, 2000 in the ordinary course of business. The Company has no Knowledge of any circumstance, condition, event or arrangement that could reasonably be expected to give rise hereafter to any Liabilities of the Company or its Subsidiaries except in the ordinary course of business.

            3.16 Intellectual Property.

                 (a) (i) The Company and its Subsidiaries are the owners of all, or have the license or right to use, sell and license all of, the Copyrights, Patents, Trade Secrets, Trademarks, Internet Assets, Software and other proprietary rights (collectively, "Intellectual Property") that are used in connection with their businesses as presently conducted or contemplated in the business plan of the Company and its Subsidiaries, free and clear of all Liens.

                       (ii) Other than as set forth on Schedule 3.16 (a)(ii), none of the Intellectual Property is subject to any outstanding Order, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of the Company, threatened, which challenges the validity, enforceability, use or ownership of the item.

                      (iii) With regard to all Intellectual Property licenses, sublicenses, distributor agreements and other agreements under which the Company or its Subsidiaries are either a licensor, licensee or distributor, except such licenses, sublicenses and other agreements relating to off-the-shelf software, which is commercially available on a retail basis and used solely on the computers of the Company or its Subsidiaries, the Company and its Subsidiaries have substantially performed all obligations imposed upon them thereunder, and are not, nor to the Knowledge of the Company is any other party thereto, in breach of or default thereunder in any respect, nor is there any event which with notice or lapse of time or both would constitute a default thereunder. All of the Intellectual Property licenses are valid, enforceable and in full force and effect, and will continue to be so on identical terms immediately following the Closing, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                       (iv) Other than as set forth on Schedule 3.16(a)(iv), none of the Intellectual Property currently sold or licensed by the Company or its Subsidiaries to any Person or used by or licensed to the Company or its Subsidiaries by any Person infringes upon or otherwise violates any Intellectual Property rights of others.

                       (v) Except as set forth on Schedule 3.16(a)(v), no litigation is pending and no Claim has been made against the Company or its Subsidiaries or, to the Knowledge of the Company, is threatened, contesting the right of the Company or its Subsidiaries to sell or license to any Person or use the Intellectual Property presently sold or licensed to such Person or used by the Company or its Subsidiaries.

                  (b) Except as set forth on Schedule 3.16(b), to the Knowledge of the Company, no Person is infringing upon or otherwise violating the Intellectual Property rights of the Company and its Subsidiaries.

                  (c) No former employer of any employee of the Company or its Subsidiaries, and no current or former client of any consultant of the Company or its Subsidiaries, has made a claim against the Company, its Subsidiaries, or any Affiliates thereof or, to the Knowledge of the Company, against any other Person, that such employee or such consultant is utilizing Intellectual Property of such former employer or client.

                  (d) Except as set forth on Schedule 3.16(d) or disclosed in the SEC Documents, neither the Company nor any of its Subsidiaries are parties to or bound by any license or other agreement requiring the payment by the Company or such Subsidiaries of any royalty payment, excluding such agreements relating to software licensed for use solely on the computers of the Company or such Subsidiaries.

                  (e) To the Knowledge of the Company, no employee of the Company or its Subsidiaries is in violation of any Requirement of Law applicable to such employee, or any term of any employment agreement, patent or invention disclosure agreement or other contract or agreement relating to the relationship of such employee with the Company or its Subsidiaries or any prior employer.

                  (f) To the Knowledge of the Company, none of the Trade Secrets of the Company or its Subsidiaries, wherever located, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed to any Person other than employees, representatives and agents of the Company or its Subsidiaries, except as required pursuant to the filing of a patent application by the Company or its Subsidiaries.

                  (g) It is not necessary for the business of the Company and its Subsidiaries to use any Intellectual Property owned by any director, officer, employee or consultant of the Company or its Subsidiaries (or Persons the Company or any of its Subsidiaries presently intend to hire). To the Company's Knowledge, at no time during the conception or reduction to practice of any of the Company's or its Subsidiaries' Intellectual Property was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contractual Obligation with any Person that could adversely affect the Company's or such Subsidiaries' rights to their Intellectual Property.

                  (h) All present employees of the Company and its Subsidiaries have executed and delivered proprietary invention agreements with the Company or such Subsidiaries, as the case may be, and are obligated under the terms thereof to assign all inventions made by them during the course of employment to the Company or its Subsidiaries. No such employee or present consultant of the Company or its Subsidiaries has excluded works or inventions made prior to his employment with or work for the Company or its Subsidiaries from his assignment of inventions pursuant to such proprietary invention agreements.

            3.17 Privacy of Customer Information. Neither the Company nor its Subsidiaries uses any of the customer information it receives through its websites or otherwise in an unlawful manner, or in a manner violative of the Company's or such Subsidiaries' privacy policy or the privacy rights of its customers. The Company and its Subsidiaries have not collected any customer information through their websites in an unlawful manner or in violation of its privacy policy. The Company and its Subsidiaries have adequate security measures in place to protect the customer information they receive through their websites and which they store in their computer systems from illegal use by third parties or use by third parties in a manner violative of the rights of privacy of their customers. The Company and its Subsidiaries represent to their customers that they assure complete security as to the customer information they receive through their websites.

            3.18 Environmental Matters. The Company and its Subsidiaries are in compliance with all applicable Environmental Laws. There is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the Knowledge of the

Company, threatened against the Company or its Subsidiaries pursuant to Environmental Laws. To the Knowledge of the Company, there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which could reasonably be expected to prevent compliance with, or which have given rise to or will give rise to liability which would have a material adverse effect on the Condition of the Company, under Environmental Laws.

            3.19 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any of its Subsidiaries or any action taken by any such Person.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

            Each of the Purchasers hereby represents and warrants, severally and not jointly, to the Company as follows:

            4.1 Existence and Power. Such Purchaser (a) is a limited partnership or limited liability company, as the case may be, duly organized and validly existing under the laws of the jurisdiction of its formation and (b) has the requisite partnership or limited liability company, as the case may be, power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

            4.2 Authorization; No Contravention. The execution, delivery and performance by such Purchaser of this Agreement and each of the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, (a) have been duly authorized by all necessary partnership or limited liability company, as the case may be, action, (b) do not contravene the terms of such Purchaser's organizational documents, or any amendment thereof, (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of such Purchaser or any Requirement of Law applicable to such Purchaser (except for the Lien created on the Purchased Shares purchased by GapStar to secure its obligations under a bona fide loan made to acquire such Purchased Shares), and
(d) do not violate any Orders of any Governmental Authority against, or binding upon, such Purchaser.

            4.3 Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the purchase of the Purchased Shares) by, or enforcement against, such Purchaser of this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby.

            4.4 Binding Effect. This Agreement and the Registration Rights Agreement have been duly executed and delivered by such Purchaser, and constitute the legal, valid and binding obligations of such Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

            4.5 Purchase for Own Account. The Securities to be acquired by such Purchaser pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such Purchased Shares or Warrants or any part thereof in any transaction that would be in violation of the securities laws of the United States, any state of the United States or any foreign jurisdiction, without prejudice, however, to the rights of such Purchaser at all times to sell or otherwise dispose of all or any part of such Purchased Shares or Warrants under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of such Purchaser's property being at all times within its control. If such Purchaser should in the future decide to dispose of any of such Purchased Shares, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state and foreign securities laws, as then in effect. Such Purchaser agrees to the imprinting, so long as required by law, of a legend on certificates representing all of its Purchased Shares and shares of Common Stock issuable upon conversion of its Purchased Shares and exercise of its Warrants to the following effect:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

            4.6 Restricted Securities. Such Purchaser understands that the Purchased Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act and that the reliance of the Company on such exemption is predicated in part on such Purchaser's representations set forth herein.

            4.7 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable by such Purchaser in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with such Purchaser or any action taken by such Purchaser.

            4.8 Accredited Investor. Such Purchaser is an "Accredited Investor" within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.

                                   ARTICLE V

                                 INDEMNIFICATION

            5.1 Indemnification. Except as otherwise provided in this Article V, the Company (the "Indemnifying Party") agrees to indemnify, defend and hold harmless each of the Purchasers and its Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, an "Indemnified Party") to the fullest extent permitted by law from and against any and all losses, Claims, or written threats thereof (including, without limitation, any Claim by a third party), damages, expenses (including reasonable fees, disbursements and other charges of counsel reasonably incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) or other liabilities (collectively, "Losses") resulting from or arising out of any breach of any representation or warranty, covenant or agreement by the Company in this Agreement or the Registration Rights Agreement. The amount of any payment to any Indemnified Party herewith in respect of any Loss shall be of sufficient amount to make such Indemnified Party whole for any diminution in value of the Purchased Shares. In connection with the obligation of the Indemnifying Party to indemnify for expenses as set forth above, the Indemnifying Party shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party) as they are incurred by such Indemnified Party; provided, however, that if an Indemnified Party is reimbursed under this Article V for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Losses in question resulted primarily from the willful misconduct or gross negligence of such Indemnified Party.

            5.2 Notification. Each Indemnified Party under this Article V shall, promptly after the receipt of notice of the commencement of any Claim against such Indemnified Party in respect of which indemnity may be sought from the Indemnifying Party under this Article V, notify the Indemnifying Party in writing of the commencement thereof. The omission of any Indemnified Party to so notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party (a) other than pursuant to this Article V or (b) under this Article V unless, and only to the extent that, such omission results in the Indemnifying Party's forfeiture of substantive rights or defenses. In case any such Claim shall be brought against any Indemnified Party, and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any

Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, in any Claim in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such Claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Indemnifying Party (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties and (ii) shall reimburse the Indemnified Parties for all of such fees and expenses of such counsel incurred in any action between the Indemnifying Party and the Indemnified Parties or between the Indemnified Parties and any third party, as such expenses are incurred. The Indemnifying Party agrees that it will not, without the prior written consent of the Purchasers, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such Claim. The Indemnifying Party shall not be liable for any settlement of any Claim effected against an Indemnified Party without its written consent, which consent shall not be unreasonably withheld. The rights accorded to an Indemnified Party hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise; provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Article V shall restrict or limit any rights that any Indemnified Party may have to seek equitable relief.

            5.3 Contribution. If the indemnification provided for in this
Article V from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Losses referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in Sections 5.1 and 5.2, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

            The Company hereby covenants and agrees with the Purchasers as follows:

            6.1 Conduct of Business of the Company. Except as contemplated by this Agreement or with the prior written consent of the Purchasers, during the period from the date of this Agreement to the Closing Date, the Company will conduct its operations only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort then would be applied in the absence of this Agreement, will use its reasonable best efforts to preserve intact the business organization of the Company, to keep available the services of the present officers and key employees of the Company and to preserve the good will of customers, suppliers and all other Persons having business relationships with the Company. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, prior to the Closing Date, the Company will not, without the prior written consent of the Purchasers, which consent will not be unreasonably withheld or delayed: (a) engage in any transaction (including, without limitation, capital expenditures) out of the ordinary course of its business and consistent with past practices; (b) issue, reissue or sell, or authorize the issuance, reissuance or sale of shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock; (c) dispose of any of its assets or properties except to the extent these are used, retired or replaced in the ordinary course of its business; (d) fail to keep in force any governmental licenses, permits, authorizations, consents or approvals required by the Company to own its assets and properties or to carry on its business as currently conducted; (e) fail to keep in force its Intellectual Property rights; (f) fail to perform all material obligations required to be performed by it under any of the Contractual Obligations; (g) enter into transactions with affiliates of the Company; (h) pay dividends to, or redeem the shares of, stockholders of the Company other than pursuant to an existing restricted stock purchase agreement with current or former employees; and (i) amend the Certificate of Incorporation or the Bylaws of the Company.

            6.2 No Solicitation. The Company shall not, and shall cause its Subsidiaries and the officers, directors, employees, representatives (including, without limitation, investment bankers, attorneys and accountants), agents or affiliates of the Company and its Subsidiaries not to, directly or indirectly,
(i) solicit, initiate, encourage or facilitate any inquiries or the making of the proposal or offer with respect to an Alternative Proposal or (ii) participate in any discussions or negotiations with, or provide any non-public information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries, or otherwise take any other action to assist or facilitate (including granting any waiver or release under any standstill or similar agreement with respect to any securities of the Company or any of its Subsidiaries), any "person" or "group" (as such terms are used for purposes of
Section 13(d)(3) of the

Exchange Act) (other than the Purchasers or any Affiliate or associate of the Purchasers) concerning any Alternative Proposal.

            6.3 Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Requirements of Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, each of the Company and the Purchasers shall use its reasonable best efforts to make promptly any required submissions under any applicable Requirements of Law that the Company or the Purchasers determines should be made, in each case, with respect to the transactions contemplated hereby and to respond as promptly as practicable to all inquiries received from any Governmental Authority with respect to such submissions for additional information or documentation.

            6.4 Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issue or delivery upon conversion of the Purchased Shares and exercise of the Warrants, as provided in the Certificate of Designations and the Warrants, respectively, the maximum number of shares of Common Stock that may be issuable or deliverable upon such conversion or exercise. Such shares of Common Stock are duly authorized and, when issued or delivered in accordance with the Certificate of Designations and the Warrants, shall be validly issued, fully paid and non-assessable. The Company shall issue such shares of Common Stock, in accordance with the terms of the Certificate of Designations and the Warrants, and otherwise comply with the terms hereof and thereof.

            6.5 NASDAQ Listing.

                  (a) The Company shall use its best efforts to prevent the Common Stock from being delisted on NASDAQ, including without limitation, (i) taking all actions reasonably related to maintaining NASDAQ listing standards,
(ii) following recommendations by NASDAQ or advice of counsel and (ii) refraining from taking actions reasonably expected to cause the Company to not meet NASDAQ listing standards.

                  (b) If requested by the Company, each Purchaser shall use commercially reasonable efforts to assist the Company in preparing any materials to be submitted to NASDAQ by the Company for the purposes of maintaining the Company's listing thereon.

            6.6 Insurance. The Company currently maintains insurance with an insurance company or association and it shall continue to maintain such coverage.

            6.7 Tax Reporting. The Company shall not treat the Purchased Shares as "preferred stock" for purposes of the Code, including but not limited to
Section 305 thereof.

            6.8 Books and Records. The Company and its Subsidiaries shall keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and its Subsidiaries in accordance with GAAP consistently applied.

            6.9 Back-ups of Computer Software. The Company and its Subsidiaries shall make back-ups of all material computer software programs and databases and shall maintain such software programs and databases at a secure off-site location.

            6.10 Inspection. The Company shall permit representatives of the Purchasers to visit and inspect any of its and its Subsidiaries properties, to examine their corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss their affairs, finances and accounts with their respective directors, officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested upon reasonable advance notice to the Company.

            6.11 Board of Directors. Immediately following the Closing, the Board of Directors shall convene a meeting to elect, by a majority vote of all of the members of the Board of Directors, including the directors elected by the holders of the Preferred Stock, a Chairman of the Board of Directors designated by the Purchasers.

                                  ARTICLE VII

                                  MISCELLANEOUS

            7.1 Survival of Representations and Warranties. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement until the date that is ninety (90) days after the receipt by the Purchasers of audited financial statements of the Company for the fiscal year ending December 31, 2002 (or, if such fiscal year changes and no such audited consolidated financial statements are available, then the successor fiscal year), except for (a) Sections 3.1, 3.2, 3.4, 3.7, 3.8(b) and 3.14, which representations and warranties shall survive until the third anniversary of the Closing Date, and (b) Section 3.11 which shall survive until the later to occur of (i) the lapse of the statute of limitations with respect to the assessment of any Tax to which such representation and warranty relates (including any extensions or waivers thereof) and (ii) sixty (60) days after the final administrative or judicial determination of the Taxes to which such representation and warranty relates, and no claim with respect to Section 3.11 may be asserted thereafter with the exception of claims arising out of any fact, circumstance, action or proceeding to which the party asserting such claim shall have given notice to the other parties to this Agreement prior to the termination of such period of reasonable belief that a tax liability will subsequently arise therefrom.

            7.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

                  (a)   if to the Company:

                        Tickets.com, Inc.
                        555 Anton Boulevard, 12th Floor
                        Costa Mesa, CA 92626
                        Telecopy:  (714) 327-5410
                        Attention:  Ronald Bension

                        with a copy to:

                        Brobeck Phleger & Harrison LLP
                        550 South Hope Street
                        Los Angeles, CA 90071-2604
                        Telecopy:  (213) 745-3345
                        Attention:  Richard S. Chernicoff

                  (b)   if to any of the Purchasers:

                        c/o General Atlantic Service Corporation
                        3 Pickwick Plaza
                        Greenwich, CT 06830
                        Telecopy:  (203) 622-8818
                        Attention:  Matthew Nimetz
                                    Thomas J. Murphy

                        with a copy to:

                        Paul, Weiss, Rifkind, Wharton & Garrison
                        1285 Avenue of the Americas
                        New York, NY 10019-6064
                        Telecopy:  (212) 757-3990
                        Attention:  Douglas A. Cifu, Esq.

            All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 7.2 designate another address or Person for receipt of notices hereunder.

            7.3 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws and the terms and conditions thereof, the Purchasers may assign any of their rights under this Agreement or the Registration Rights Agreement to any of their respective Affiliates. The Company may not assign any of its rights under this Agreement without the written consent of the Purchasers. Except as provided in Article V, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

            7.4 Amendment and Waiver.

                  (a) No failure or delay on the part of the Company or the Purchasers in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Purchasers at law, in equity or otherwise.

                  (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or the Purchasers from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company and each of the Purchasers and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

            7.5 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

            7.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

            7.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

            7.8 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

            7.9 Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

            7.10 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, and the Registration Rights Agreement are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the Registration Rights Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.

            7.11 Fees. Upon the Closing, the Company shall reimburse the Purchasers for all of their reasonable fees, disbursements and other charges of counsel reasonably incurred in connection with the transactions contemplated by this Agreement up to an aggregate amount of $100,000.

            7.12 Publicity; Confidentiality. Except as may be required by applicable Requirements of Law, none of the parties hereto shall issue a publicity release or public announcement or otherwise make any disclosure concerning this Agreement, the transactions contemplated hereby, the Purchasers or the business, technology and financial affairs of the Company, without prior approval by the other parties hereto; provided, however, that nothing in this Agreement shall restrict any of the Purchasers from disclosing information (a) that is already publicly available, (b) that was known to such Purchaser on a non-confidential basis prior to its disclosure by the Company, (c) that may be required or appropriate in response to any summons or subpoena or in connection with any litigation, provided that such Purchaser will use reasonable efforts to notify the Company in advance of such disclosure so as to permit the Company to seek a protective order or otherwise contest such disclosure, and such Purchaser will use reasonable efforts to cooperate, at the expense of the Company, with the Company in pursuing any such protective order, (d) to the extent that such Purchaser reasonably believes it appropriate in order to protect its investment in the Purchased Shares or in order to comply with any Requirement of Law, (e) to such Purchaser's or the Company's officers, directors, shareholders, advisors, employees, members, partners, controlling persons, auditors or counsel or (f) to Persons from whom releases, consents or approvals are required, or to whom notice is required to be provided, pursuant to the transactions contemplated by the Transaction Documents; and provided further, that GAP LLC may disclose on its worldwide web page, www.gapartners.com, the name of the Company, the name of the Chief Executive Officer of the Company, a brief description of the business of the Company, the Company's logo and the aggregate amount of the Purchasers' investment in the Company. If any announcement is required by applicable law or the rules of any securities exchange or market on which such shares of Common Stock are traded to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties reasonable opportunity to comment thereon.

            7.13 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.



                       [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Securities Purchase Agreement on the date first written above.


                                   TICKETS.COM, INC.


                                   By: /s/ Ronald Bension
                                       _________________________________
                                       Name: Ronald Bension
                                       Title: Chief Executive Officer


                                   GENERAL ATLANTIC PARTNERS, 74, L.P.

                                   By: GENERAL ATLANTIC PARTNERS,   LLC,
                                         its General Partner


                                   By: /s/ Matthew Nimetz
                                       _________________________________
                                       Name: Matthew Nimetz
                                       Title: A Managing Member


                                   GAP COINVESTMENT PARTNERS II, L.P.


                                   By: /s/ Matthew Nimetz
                                       _________________________________
                                       Name: Matthew Nimetz
                                       Title: A General Partner


                                   GAPSTAR, LLC

                                   By: GENERAL ATLANTIC PARTNERS,   LLC,
                                         its Managing Member


                                   By: /s/ Matthew Nimetz
                                       _________________________________
                                       Name: Matthew Nimetz
                                       Title: A Managing Member

                                                                    Schedule 2.1



                  Purchased Shares, Warrants and Purchase Price


      Purchaser            Purchased Shares       Warrants        Purchase Price
      ---------            ----------------       --------        --------------
GAP LP                        7,003,889          1,487,626       $ 16,529,178.00
GapStar                         124,524             26,449       $    293,877.00
GAP Coinvestment              1,346,163            285,925       $  3,176,945.00
                Total:        8,474,576          1,800,000       $ 20,000,000.00